EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER Utilities Fund 10f-3 transactions for quarters ended October 31, 1999 -
   December 31, 1999 TOTAL ISSUED/ DATE PRICE SHARES % of PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED Assets AMOUNT BY FUND BROKER(S) Infonet Services Corp.
12/15/99 $ 21.00 93,100 0.071% $1,076,928,300.00 0.020% ABN
                        Amro Chicago